Exhibit 99.1

A.S. Cooper Building 26 Reid Street, 4th Floor Hamilton HM 11 Bermuda Telephone: +1.441.295.7135

NEWS RELEASE

SECURITY CAPITAL ASSURANCE LTD ANNOUNCES THE APPOINTMENT OF
FRED CORRADO AND PAUL E. HELLMERS TO ITS BOARD OF DIRECTORS;
ANNUAL SHAREHOLDER MEETING TO BE HELD MAY 20, 2008

HAMILTON, BERMUDA – April 10, 2008 – Security Capital Assurance Ltd (NYSE: SCA) (“SCA” or the “Company”) announced today that it has appointed Fred Corrado and Paul E. Hellmers to SCA’s board of directors. Following these two appointments, SCA’s board will have nine members.

“We are pleased to welcome Fred and Paul as new members of the board. Their collective expertise in finance and risk management will be a strong addition to the Company’s board, and we look forward to the counsel and experience that they will bring to SCA,” said SCA’s chairman, Michael P. Esposito, Jr.

Fred Corrado is being nominated as a Class II Director to fill the vacancy created by the resignation of Brian M. O’Hara from the Company’s board on November 26, 2007. Paul E. Hellmers is being nominated as a Class I Director to fill the vacancy created by the resignation of Alan Z. Senter from the Company’s board on December 27, 2007.

Mr. Corrado has over 40 years experience in finance, general management and corporate governance. Mr. Hellmers has over 25 years of diverse investment banking, real estate, insurance and general management experience.

Mr. Corrado served as chief financial officer and vice chairman of the board of directors for Great Atlantic & Pacific Tea Co., Inc. (“A&P”) from his appointment in 1992 to his retirement in 2002. Mr. Corrado joined A&P in 1987. Prior to that, Mr. Corrado served as president and chief operating officer of Nabisco Brands Ltd (“Nabisco”) from 1984 to 1986 and was a member of its board of directors. Mr. Corrado joined Nabisco in 1973.

Mr. Corrado currently serves as director and audit committee chair of Novell, Inc. (since November 2002). He also is a member of the Approva Corporation advisory board of directors (since 2005); a director of the New Jersey Performing Arts Center (since 1999); and is a business strategy, acquisitions and integration consultant (since 2002). From 1998 to 2006, he served as director, member of the executive committee and chair of the finance committee of Covenant House. Mr. Corrado is a certified public accountant in New York State; a member of AICPA and NYSSCPA; a member of FEI and former chairman of their CFO Financial Advisory Council. Mr. Corrado graduated with a B.B.A. from Manhattan College and is a graduate of Harvard Graduate School of Business’ Advanced Management Program.

Mr. Hellmers served as president and chief executive officer of Centre Solutions (Bermuda) Ltd from 1998 to 2002. From 1995 to 1998, he served as managing director and co-founder of Zurich Structured Finance. Prior to that, Mr. Hellmers served as a principal for Morgan Stanley & Co., Inc. in the Fixed Income Division, Structured Finance and Real Estate Debt Capital Markets Group and in the Investment Banking Division, Capital Markets Group where he was a founding member of the Interest Rate and Currency Swap Group.

Since 2004, Mr. Hellmers has served as the co-chairman of the board of directors and Executive Director of Phoenix Four, Inc. He graduated summa cum laude from the University of California at Los Angeles with a B.A. and received his M.B.A. from Stanford University.

The Company also announced that its annual general meeting of shareholders will be held at the offices of Security Capital Assurance Ltd, A.S. Cooper Building, 26 Reid Street, Hamilton, HM 11, Bermuda on Tuesday, May 20, 2008 at 8:30 a.m. local time.

About Security Capital Assurance Ltd
Security Capital Assurance Ltd is a Bermuda-domiciled holding company whose common shares are listed on the New York Stock Exchange (NYSE: SCA). For more information please visit www.scafg.com.

Contact:
Investors	Media
Frank Constantinople	Michael Gormley
+1 441-279-7450	+ 1 441-279-7450
frank.constantinople@scafg.com	michael.gormley@scafg.com

Michele Loguidice
+ 1 212-333-3810
mloguidice@brunswickgroup.com

FORWARD-LOOKING STATEMENTS

This release contains statements about future results, plans and events that may constitute "forward-looking" statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned that these statements are not guarantees of future results, plans or events and such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the Company's control. These factors include, but are not limited to: recent and future rating agency statements and ratings actions; the outcome of the Company’s dispute with Merrill Lynch concerning the Company’s termination of seven credit default swap contracts; the Company’s ability to successfully implement its strategic plan; higher risk of loss in connection with obligations guaranteed by the Company due to recent deterioration in the credit markets stemming from the poor performance of subprime residential mortgage loans; the suspension of writing substantially all new business and the Company’s ability to continue to operate its business in its historic form; the development and implementation of a strategic plan; developments in the world's financial and capital markets that adversely affect the performance of the Company's investments and its access to such markets; the performance of invested assets, losses on credit derivatives or changes in the fair value of credit default swaps; the availability of capital and liquidity; the timing of claims payments and the receipt of reinsurance recoverables; greater frequency or severity of claims and loss activity including in excess of the Company’s loss reserves; changes in the Company’s reinsurance agreements with certain of its subsidiaries; the impact of provisions in business arrangements and agreements triggered by the ratings downgrades; the impact of other triggers in business arrangements including CDS contracts; changes in regulation, tax laws, legislation or accounting policies or practices; changes in officers; general economic conditions; changes in the availability, cost or quality of reinsurance or retrocessions; possible downgrade of the Company’s reinsurers; possible default by the counterparties to the Company’s reinsurance arrangements; the Company’s ability to compete; changes that may occur in Company operations and ownership as the Company matures; and other additional factors, risks or uncertainties described in Company filings with the Securities and Exchange Commission, including in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and also disclosed from time to time in subsequent reports on Form 10-Q and Form 8-K. Readers are cautioned not to place undue reliance on forward-looking statements which speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made.